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FOR RELEASE:                                                         IMMEDIATELY

FOR MORE INFORMATION CONTACT:                        Ted Peters, President & CEO
                                                                 610-581-4800 or
                                                          610-525-2531 (evening)

Bryn Mawr Bank Corporation announces stock repurchase

BRYN MAWR, Pa., April 19, 2002--Bryn Mawr Bank Corporation (NASDAQ: BMTC), (the "Corporation"), parent of The Bryn Mawr Trust Company (the "Bank"), announced today that it has acquired 71,936 shares of the Corporation's common stock for $34.00 per share. The transaction was approved at its regular Board of Directors meeting held on April 16, 2002.

Ted Peters, Corporation President and CEO, stated, "We are delighted to be able to repurchase such a large block of our stock. This repurchase is consistent with our buy-back strategy, which we believe ensures long-term value for our shareholders." The transaction is expected to increase the diluted earnings per share by 2 (cents) for 2002.

The stock had been beneficially owned or held in trust or in custody by or for the benefit of Robert L. Stevens, Chairman of the Corporation's Board of Directors, or his wife, Sydney D. Stevens.

The statements made in this press release including those relating to expectations of diluted earnings per share are forward looking and made pursuant to the safe harbor provisions of the Securities Reform Act of 1995. These statements involve risks and uncertainties which may cause operating results to differ materially from those set forth in this press release. In addition to the foregoing factors, economic, competitive, governmental regulations and other factors identified in the Corporation's filings with the Securities and Exchange Commission could affect the forward looking statements contained in this press release.

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